EXHIBIT 5
                           [LETTERHEAD OF TORY HAYTHE]
                                December 9, 1999

Talk Visual Corporation
3550 Biscayne Boulevard, Suite 704
Miami, Florida  33137

Dear Sirs:

                  We have acted as counsel for Talk Visual Corporation, a Nevada corporation (the Company), in connection with the registration statement on Form S-8 being filed by the Company under the Securities Act of 1933, as amended, with respect to 980,000 shares (the Shares) of the Company?s common stock, $.001 par value (the Common Stock), which may be issued by the Company pursuant to the Company's 1999 Stock Compensation Plan (the Plan).

                  In connection with such registration statement, we have examined such records and documents and such questions of law as we have deemed appropriate for purposes of this opinion. On the basis of such examination, we advise you that in our opinion the Shares have been duly and validly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the foregoing registration statement.

                             Very truly yours,

                             /s/ Tory Haythe
                             ---------------
                             Tory Haythe

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